Exhibit 23(j)(1)





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in Post-Effective Amendment No. 14 to Registration Statement No. 333-31359 and No. 811-08295 of Wisdom Fund (a series of New Provident Investment Trust) of our report dated July 8, 2005, appearing in the May 31, 2005 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are parts of such Registration Statement, and to the reference to us under the caption "Financial Highlights" in the Prospectuses.


/s/ Deloitte & Touche LLP


New York, New York

July 28, 2005